                                                                  EXHIBIT (11)

                             BUCKEYE PARTNERS, L.P.
                        COMPUTATION OF EARNINGS PER UNIT
             (In thousands, except for Units and per Unit amounts)

                                                      Quarter Ended March 31,
                                                     -------------------------
                                                         1994          1993
                                                         ----          ----
Income from continuing operations
  before extraordinary charge                        $    11,784   $     9,338
Loss from discontinued operations                              -          (127)
Extraordinary charge on early
 extinguishment of debt                                   (1,569)            -
                                                     -----------   -----------

Net income                                           $    10,215   $     9,211
                                                     ===========   ===========

Primary earnings per Unit:
  Income from continuing operations
    before extraordinary charge                      $      0.97   $      0.77
  Loss from discontinued operations                            -         (0.01)
  Extraordinary charge on early
   extinguishment of debt                                  (0.13)            -
                                                     -----------   -----------
  Net Income                                         $      0.84   $      0.76
                                                     ===========   ===========

Fully-diluted earnings per Unit:
  Income from continuing operations
    before extraordinary charge                      $      0.97   $      0.77
  Loss from discontinued operations                            -         (0.01)
  Extraordinary charge on early
   extinguishment of debt                                  (0.13)            -
                                                     -----------   -----------
  Net income                                         $      0.84   $      0.76
                                                     ===========   ===========

Average number of Units outstanding:
  Units outstanding at March 31,                      12,121,212    12,121,212
  Exercise of Options reduced by the
   number of Units purchased with
   proceeds (Primary)                                     25,581        13,741
                                                     -----------   -----------
  Total Units outstanding - Primary                   12,146,793    12,134,953
                                                     ===========   ===========

  Units outstanding at March 31,                      12,121,212    12,121,212
  Exercise of Options reduced by the
   number of Units purchased with
   proceeds (Fully-diluted)                               25,581        16,032
                                                     -----------   -----------
  Total Units outstanding -
   Fully-diluted                                      12,146,793    12,137,244
                                                     ===========   ===========

- -----------------------

Although not required to be presented in the income statement under provisions of APB Opinion No. 15, this calculation is submitted in accordance with Regulation S-K item 601(b)(11).